Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:
(1)Registration Statement (Form S-8 No. 333-173496) pertaining to the Equity Incentive Plan of Arcos Dorados Holdings Inc;
of our reports dated March 16, 2022 (except Note 27.c, as to which the date is April 29, 2022) and March 16, 2022, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Arcos Dorados Holdings Inc., respectively, included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

Buenos Aires, Argentina
April 29, 2022

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global